Exhibit 99.1    Earnings Release of August 5, 2010

HENNESSY ADVISORS, INC. ANNOUNCES THIRD QUARTER EARNINGS OF $0.05 PER SHARE

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA) today announced fully diluted earnings per share of $0.05 for the third quarter of 2010, which ended June 30, 2010. Earnings increased 1100% versus the prior comparable period, which were $0.00 per share. Assets under management grew from $775 million on June 30, 2009 to $813 million on June 30, 2010. “We are very pleased to report quarterly results to our shareholders where revenue, income, earnings and assets under management have all increased,” said Neil Hennessy, President and CEO of Hennessy Advisors, Inc.

“The financial markets have continued to be incredibly volatile, and I feel like we are watching a ‘vertical tennis match’ with lobs going up and lobs coming down. Our assets under management have likewise been volatile. However, we continue to manage our business, as we do our mutual funds, with discipline and consistency,” said Mr. Hennessy. “While the market may experience large swings, I truly believe the economy is in the midst of a long-term, sustainable recovery. At Hennessy Advisors we continue to tune out the noise and negative headlines, instead focusing on achieving our long-term business goals while managing our day to day business as cost efficiently as possible,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

(in thousands, except share and per share amounts)

	Three Months Ended
Third Quarter	Jun. 30, 2010	Jun. 30, 2009	$ Change	% Change
Total Revenue	$1,964	$1,568	$396	25.3%
Net Income	$275	$23	$252	1095.7%
Earnings per share (diluted)	$0.05	$-	$0.05	1100.0%
Weighted Average number of shares outstanding (diluted)	5,722,016	5,677,748	44,268	0.8%

At Period Ending Date	Jun. 30, 2010	Jun. 30, 2009	$ Change	% Change
Mutual Fund Assets Under Management	$812,595	$774,518	$38,077	4.9%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.